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AMENDMENT NO. 1 TO AMENDED AND RESTATED RIGHTS AGREEMENT

          AMENDMENT NO. 1 dated as of July 2, 2003 (this "Amendment") to the Amended and Restated Rights Agreement dated as of October 16, 2002 (the "Rights Agreement"), between Championship Auto Racing Teams, Inc. (the "Company") and Wells Fargo Minnesota, N.A. (the "Rights Agent")

     WHEREAS, pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the Company desires to modify the definition of "Acquiring Person".

     NOW, THEREFORE, the parties hereto hereby agree as follows

     SECTION 1. Amendment to Section 1. Section 1(a) of the Rights Agreement is hereby amended by adding the following new phrase immediately preceding clause
(X): "(W) if such Person who or which, together with all Affiliates or Associates of such Person, shall temporarily become the Beneficial Owner of a number of Common Shares which would otherwise result in such Person becoming an Acquiring Person as a result of any agreement, arrangement or understanding with another Person if (i) the Board of Directors concludes such agreement, arrangement or understanding facilitates the submission of a proposal for a negotiated business combination in response to an invitation from the Company and (ii) within two (2) business days after the Company advises such Person that it no longer wishes to consider such a proposal from such Person, the Board of Directors is satisfied that such agreement, arrangement or understanding is no longer in effect, or".

     SECTION 2. Effectiveness. When executed by the Company, this Amendment shall be deemed effective as of the date first-written above as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall otherwise be unaffected hereby.

     SECTION 3. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same amendment. Each party hereto need not sign the same counterpart.


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     IN WITNESS WHEREOF, the Company and the Rights Agent have caused this
Amendment to be duly executed as of the day and the year first-written above.

                                     CHAMPIONSHIP AUTO RACING TEAMS, INC.

                                        by
                                                 /s/ Thomas L. Carter
                                            --------------------------------
                                            Name: Thomas L. Carter
                                            Title:  Chief Financial Officer


                                     WELLS FARGO MINNESOTA, N.A.

                                        by
                                                 /s/ Cindy Gesme
                                            --------------------------------
                                            Name: Cindy Gesme
                                            Title:  Account Manager/Officer